COMPANY CONTACT:	Vion Pharmaceuticals, Inc. Alan Kessman, Chief Executive Officer Howard B. Johnson, President & CFO (203) 498-4210 phone

Vion Pharmaceuticals Adds William Hahne, M.D.
to Senior Management Team

NEW HAVEN, CT, February 4, 2008 - VION PHARMACEUTICALS, INC. (NASDAQ CAPITAL MARKET: VION) today announced that William Hahne, M.D. has joined the Company’s senior management team as Vice President, Medical.

Alan Kessman, Chief Executive Officer, said, “We are extremely pleased to have Bill Hahne joining Vion in medical affairs. He has a wealth of experience in clinical development which will be extremely useful to our efforts to file a New Drug Application for Cloretazine® (VNP40101M) with the U.S. Food and Drug Administration in 2008.”

Dr. Hahne commented, “Based on the data from two Phase II trials in elderly patients with previously untreated AML, Cloretazine® (VNP40101M) is an active agent in this indication. I am looking forward to working with the rest of Vion’s senior management team to pursue regulatory approval for Cloretazine® (VNP40101M) in the United States.”

Prior to joining Vion, Dr. Hahne, 54, was Vice President, Clinical Development, and then Vice President of Clinical Development and Medical Affairs of Celsion Corporation from January 2006 to December 2007. From 2003 to 2005, Dr. Hahne was Vice President of Clinical Development for CuraGen Corporation. From 1986 to 2002, Dr. Hahne worked in various positions in medical affairs for Glaxo Inc., Merrell Dow Research Institute, Marion Merrell Dow, Hoechst Marion Rousel, and Eisai, Inc. Dr. Hahne received his medical degree from Cornell University Medical College and conducted his residency in general surgery at Emory University Affiliated Hospitals in Atlanta, Georgia.

Vion Pharmaceuticals, Inc. is committed to extending the lives and improving the quality of life of cancer patients worldwide by developing and commercializing innovative cancer therapeutics. Vion has two agents in clinical trials. Cloretazine® (VNP40101M), a unique alkylating agent, is being evaluated in a pivotal Phase II trial as a single agent in elderly patients with de novo poor-risk acute myelogenous leukemia. Clinical trials of Cloretazine® (VNP40101M) as a single agent in small cell lung cancer, with temozolomide in brain tumors, and with stem cell transplantation in advanced hematologic malignancies, are also being conducted. Triapine®, a potent inhibitor of a key step in DNA synthesis, is being evaluated in clinical trials sponsored by the National Cancer Institute. For additional information on Vion and its product development programs, visit the Company’s Internet web site at www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion’s plans to differ or results to vary from those expected, including Vion’s potential inability to obtain regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier preclinical studies or clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, the potential inability to secure external sources of funding to continue operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, and a variety of other risks set forth from time to time in Vion’s filings with the Securities and Exchange Commission, including but not limited to the risks attendant to the forward-looking statements included under Item 1A, “Risk Factors” in Vion’s Form 10-K for the year ended December 31, 2006 and the Company’s Form 10-Q for the quarter ended September 30, 2007. In particular, there can be no assurance as to the results of any of the Company’s clinical trials, that any of these trials will continue to full accrual, or that any of these trials will not be discontinued, modified, delayed or ceased altogether. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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